ARTICLES OF MERGER CAYENNE RECORDS, INC. INTO CAYENNE ENTERTAINMENT, INC.

                               ARTICLES OF MERGER

These Articles of Merger ("Articles") made and entered into this date below, by and between Cayenne Entertainment, Inc., a Colorado corporation (hereinafter referred to as "CEI") and Cayenne Records, Inc., an Arizona corporation (hereinafter referred to as "CRI") are adopted pursuant to the requirements of the Colorado Revised Statues and the Arizona Corporation Revised Statues. All such laws permit the merger described hereinafter, subject to the terms and conditions set forth as follows:

                                   ARTICLE I
                    INCORPORATION AND SURVIVING CORPORATION

CRI was organized in accordance with the laws of the State of Arizona on January 20, 1999 and has an authorized capitalization of 25,000,000 shares of no par value common stock, of which 18,513,000 shares of common stock are outstanding.

CEI was incorporated in accordance with the laws of the State of Colorado on April 9, 1998. CEI's capitalization is 20,000,000 shares of no per value common stock and 5,000,000 shares of non-voting preferred stock. CEI is the surviving corporation.

                                 ARTICLE II
                               BOARD APPROVAL

This Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the required Colorado and Arizona Statues.

Approved by the Board of Directors of CEI on March 31, 2001 and CRI on March 31, 2001.

                                ARTICLE III
                          STOCKHOLDER APPROVAL

The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of CEI at its Special meeting held on April 5, 2001. There were present in person or by Proxy all shareholders representing 1,505,000 of the outstanding shares. CEI has two classes of stock with only common shares outstanding. Each share of common stock is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.

The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of CRI at its Special meeting held on April 2, 2001. There were present in person or by Proxy all shareholders representing 18,513,000 of the outstanding shares. CRI has one class of stock which is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.

The number of votes cast in favor of the merger by the stockholders of both CEI and CRI were sufficient for approval of the merger by the stockholders of each corporation.

                                ARTICLE IV
                      CERTIFICATE OF INCORPORATION

The Certificate of Incorporation, including all amendments thereto, of Cayenne Entertainment, Inc., the surviving corporation, shall be its Certificate of Incorporation.

                               ARTICLE V
                          EXCHANGE OF SHARES

CRI Stockholders shall surrender all their stock certificates representing 18,513,000 shares (100% of the outstanding stock) for 9,256,500 shares of CEI common stock plus one warrant attached to each share of stock to purchase an additional share of stock at a price of $0.01. CRI shares surrendered to CEI shall be canceled and retired by CEI. Pursuant to this merger all minutes of CRI are adopted to and become minutes of CEI.

                              ARTICLE VI
                       DISSENTING SHAREHOLDERS

The surviving CEI shall comply with the provisions of applicable law with the appraisal of and reasonable payment for stock of CEI stockholders that objected, if any, to this merger. Reasonable payments for dissenting CEI and CRI stockholders and the reasonable cost of all proceedings in connection with all matters necessary to be performed in connection therewith will be at CEI's expense.

                                ARTICLE VII
                             PRINCIPLE OFFICE

The AGREEMENT OF MERGER executed by CEI and CRI, effective April 6, 2001 is on file at the principle place of business of CEI and CRI located at 5527 East Camelback Road, Phoenix, Arizona 85018.

                                ARTICLE VIII
                      COPY OF THE AGREEMENT OF MERGER

A copy of the AGREEMENT OF MERGER will be furnished by CEI, the surviving corporation, on request and without cost, to any stockholder of any corporation which is party to this merger.

                               ARTICLE IX
                             EFFECTIVE DATE

The effective date of this merger shall be the date these ARTICLES OF MERGER are filed with the Secretary of the States of Colorado and Arizona.

IN WITNESS WHEREOF, these ARTICLES OF MERGER, having been duly approved by a resolution of the Boards of Directors and Stockholders of CEI and CRI, are executed by the President and Secretary of CRI this 6th day of April, 2001.

CAYENNE RECORDS, INC.



/s/ Gordon LeBlanc, Jr.                   /s/ Kay LeBlanc
Gordon LeBlanc, Jr. as its President      Kay LeBlanc, as its Secretary

NOTARY: I hereby attest that Gordon LeBlanc, Jr. and Kay LeBlanc on this day of April 18, 2001 did in fact personally appear in my presence and sign their names affixed above.

I /s/ Marian B. Creel of Maricopa County, Arizona am duly authorized Notary.


My Commission Expires on: March 24, 2003